Exhibit 99


Press Release

NEW YORK--KBW, Inc. (NYSE: KBW - News a full service investment bank and broker/dealer that specializes in financial services, today announced that Christopher M. "Kip" Condron has joined its Board of Directors. Mr. Condron (age 59) will also serve as Chairman of KBW's Compensation Committee and a member of the Audit Committee and Corporate Governance and Nominating Committee. Mr. Condron's initial term as a Director will end in 2008.

Mr. Condron is the President, CEO and a Director of AXA Financial, Inc. and the Chairman of the Board, President and CEO of AXA Equitable Life Insurance Company, MONY Life Insurance Company, MONY Life Insurance Company of America and AXA Life and Annuity Company. Mr. Condron is also a member of the Management Board of AXA Financial's parent, AXA (NYSE: AXA - Newsand a Director and Chairman of the Compensation Committee and member of the Corporate Governance and Executive Committees of AllianceBernstein Corporation, the General Partner of AXA Financial's majority-owned subsidiary AllianceBernstein Holdings, L.P. (NYSE: AB - NewsHe serves as a director of the Financial Services Roundtable and the American Council of Life Insurers. He is also a Director of the American Ireland Fund and serves as its Treasurer and Chairman of its Executive Committee and is the Chairman of the President's Business Council of the University of Scranton. Prior to joining AXA Financial in 2001, Mr. Condron was President and Chief Operating Officer of Mellon Financial Corporation and Chairman and Chief Executive Officer of its subsidiary, the Dreyfus Corporation.

"We are delighted to have Kip join our Board. I have known him for many years and I value his outstanding experience, business skills and dedication. His presence on our Board adds a new dimension to KBW. I and the other Board members look forward to working with him in the years to come," said John Duffy, Chairman and CEO of KBW, Inc.

About KBW

KBW operates in the U.S. and Europe through its broker dealer subsidiaries, Keefe, Bruyette & Woods, Inc. and Keefe, Bruyette & Woods Limited. It also offers asset management services through KBW Asset Management, Inc.

Founded in 1962, the firm is widely recognized as a leading authority in the banking, insurance, brokerage, asset management, mortgage banking and specialty finance sectors. The firm has established industry-leading positions in the areas of research, corporate finance, mergers and acquisitions as well as sales and trading for financial services companies.

Contact:
Intermarket Communications
Neil Shapiro, 212-754-5423
or
Tyler Bradford, 212-754-5437